Exhibit 99.1

News Release

Media Contacts	Investor Contact
Laurie Bischel, 312.292.1937	investors@cmegroup.com
news@cmegroup.com	CME-G
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Appoints Mike Dennis as Global Head of Fixed Income

CHICAGO, July 8, 2024 – CME Group, the world’s leading derivatives marketplace, today announced the appointment of Mike Dennis as Global Head, Fixed Income. In this position, Dennis will oversee the company’s largest, most actively traded global benchmark futures and options contracts on SOFR and U.S. Treasuries, including the 30-year bond, 10-, 5- and 2-year notes that enable investors to manage risk across the entire U.S. yield curve. He will also lead BrokerTec, the world’s most liquid electronic cash trading platform for U.S Treasury benchmarks, E.U., U.K. and U.S. Repo trading. Dennis will report to CME Group Chairman and Chief Executive Officer Terry Duffy and serve on the company’s Management Team. He will resign from the CME Group Board of Directors effective immediately and begin this position with the company on August 5.

Tim McCourt will lead all the company’s other financial business lines including equity indexes, foreign exchange and cryptocurrency futures and options, as well as its EBS spot FX platform, as Global Head, Equities, FX, and Alternative Products. He will continue to serve on the company’s Management Team reporting to Duffy.

“We are extremely pleased to add the expertise of Mike Dennis, a long-time industry professional, to our leadership team to oversee our significant and growing interest rates business, which increased 14% in Q2,” said Duffy. “As a former trader himself, Mike’s deep trading, clearing and prime brokerage knowledge, as well as his hands-on markets experience, will bring a unique perspective to this role that will benefit our clients and our organization.”

“At the same time, we will continue to rely on Tim’s oversight of our other financial asset classes including equities, FX and crypto as those markets continue to expand to new users around the globe.”

With 22 years of interest rate trading experience, Dennis joins CME Group from ABN AMRO Clearing USA LLC, where he served as Principal, member of the Management Team, and Chief Commercial Officer of ABN AMRO Clearing in the U.S., one of CME Group’s largest global futures clearing firms, since 2018. During his tenure at ABN AMRO, Dennis was instrumental in helping the firm launch a fixed income clearing and repo initiative for cash Treasuries as a member of the Fixed Income Clearing Corporation (FICC). Prior to that, Dennis was Director of Prime Brokerage and Clearing Services at Societe Generale. He also worked in clearing at Advantage Futures, served as an interest rate trader at Peak 6 Investments and acted as a market-maker in back-month Eurodollar futures and cash Treasuries for a proprietary trading firm in CME open outcry and electronic markets in the early 2000s. Dennis began his career in 2002 in the Corporate Investment Banking Division of JP Morgan Chase Chicago. Additionally, he has served on several market oversight committees as a member and former member of the CME and CBOT exchanges, respectively.

Dennis holds a B.S. in finance from Marquette University. He also has Series 3, 63, 7 and 24 licenses. Residing on the North Shore near Chicago with his wife and three children, Dennis is active within the community and with many philanthropic causes including Misericordia Heart of Mercy, Danny Did Foundation, A Leg to Stand on and CURE (Citizens United for Research in Epilepsy).

Providing the deepest liquidity and most efficiencies for hedging the entire yield curve, CME Group interest rate market includes benchmark futures and options products in U.S. Treasuries, SOFR, Fed Funds, TBAs and €STR.

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec is a trademark of BrokerTec Americas LLC and EBS is a trademark of EBS Group LTD. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“S&P DJI”). “S&P®”, “S&P 500®”, “SPY®”, “SPX®”, US 500 and The 500 are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones®, DJIA® and Dow Jones Industrial Average are service and/or trademarks of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Chicago Mercantile Exchange Inc. Futures contracts based on the S&P 500 Index are not sponsored, endorsed, marketed, or promoted by S&P DJI, and S&P DJI makes no representation regarding the advisability of investing in such products. All other trademarks are the property of their respective owners.

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